                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Employment Agreement") is made and entered effective as of this 7th day of February, 2001, by and between HA-LO Industries, Inc., a Delaware corporation ("Employer"), and Marc S. Simon (hereafter "Employee").

     WHEREAS, the Employer is engaged in the business of the sale, marketing and distribution of advertising specialty, premium and promotional products, promotion marketing, brand strategy and identity, presence marketing and consumer event marketing (the "Business");

     WHEREAS, the Employer provides products and services to a wide range of customers throughout the world, and during the course thereof, Employer has established (and will continue to establish) customer bases, customer lists and ongoing relationships with its customers;

     WHEREAS, Employee will be granted direct and substantial exposure to the customers and prospective customers of the Employer, and during the term of this Employment Agreement, Employee may have direct and substantial exposure to the customers and prospective customers of other entities currently or in the future owned or controlled by the Employer (all such entities, inclusive of the Employer, are hereafter collectively "Related Entities");

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Employee and the Employer, intending to be legally bound, hereby agree as follows:

     1. RECITALS. Each of the above recitals is incorporated in this Employment Agreement and shall be binding upon the parties hereto. This Employment Agreement supersedes any and all previous agreements, understandings and commitments relating to Employee's employment with the Employer. Employee understands and agrees that each such agreement, understanding and commitment relating to his continued employment with the Employer is revoked and cancelled, with no further rights or obligations on the part of either party thereto.

     2. EMPLOYMENT; DUTIES. The Employer hereby agrees to employ Employee, and Employee hereby accepts such employment, as the Chief Executive Officer of Employer, on the terms and subject to the conditions set forth herein. During the "Term" (as hereafter defined), Employee shall devote his best efforts and substantially all of his business time to the performance of all duties pertaining to such position as are customary for similarly situated executives of companies engaged in businesses similar to the Employer or as shall be assigned to him consistent with such position from time to time by the Board of Directors of the Employer (the "Board"), provided, however, that the parties agree that the Employee's duties shall expressly not include any involvement with the subsidiaries of the Employer set forth in Section 3(c)(vii) hereof. The Term of this Agreement shall commence on February 22, 2001 or such earlier date from and after the date hereof as the Employee may elect ("Commencement Date"). Employee shall have the right during the Term to nominate himself to serve on the Board.


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


Subject to the fiduciary duties of the Board as required under applicable law, the Board of the Employer agrees to elect the Employee to the current Board and the Employer agrees to cause the Employee to be included in the Board and management slate of nominees presented to stockholders for election as directors. While serving on the Board, the Employee shall be nominated for and elected (subject to the fiduciary obligation of the Board) to the Nominating Committee of the Board and to such other committees of the Board as is prudent. For purposes hereof and for purposes of interpretations of the Bylaws of the Employer, the term "subject to the control of the Board of Directors" shall not serve to inhibit the Employee's authority to manage and administer the day-to-day operations of the business and affairs of the Employer. Further, Employee shall not be gainfully employed other than pursuant to this Agreement. However, Employee may be involved in charitable work, service on boards of directors of other companies, and manage his personal investments so long as such activities do not unreasonably interfere with Employee's time commitment to the Employer as contemplated by this Agreement and do not constitute a breach by Employee of any of his covenants contained in Sections 7 through 13 hereof.

     3. COMPENSATION.

          (a) BASE SALARY. In consideration of the services to be rendered by Employee to the Employer pursuant to this Agreement, during the Term, the Employer agrees to pay to Employee an annual Base Salary of Five Hundred Thousand Dollars ($500,000) (subject to applicable withholdings), payable in installments in accordance with the Employer's normal payroll practices ("Base Salary").

          (b) GUARANTEED BONUS. With respect to each calendar year ("Year") of the Term (including, without limitation to calendar year 2001), Employee shall receive a guaranteed bonus ("Guaranteed Bonus") in the amount of One Hundred Thousand Dollars ($100,000). The Guaranteed Bonus shall, subject to applicable withholdings, be payable no later than forty-five (45) days following the conclusion of the applicable Year.

          (c) PERFORMANCE BONUS.

               (i) Employer agrees that with respect to each Year of the Term, the Employer shall pay to Employee a performance-based bonus ("Performance Bonus") in accordance with the provisions of this
          Section 3(c).

               (ii) For each Year, the Employer shall determine the earnings of the Employer before deductions are made for interest expense, income taxation, depreciation or amortization (collectively, "EBITDA"). EBITDA shall be determined based upon the Year end audited financial statements of the Employer prepared by the certified public accounting firm regularly employed by the Employer (the "Accountants"), in accordance with generally accepted accounting principles ("GAAP") and in accordance with the past practices of Employer. The determination of EBITDA by the Accountants shall be final and conclusive upon Employer and Employee, PROVIDED, HOWEVER, that EBITDA with respect to any calendar quarter of a Year in which the Employee was not employed during the entirety of such quarter shall be prorated based upon the number of days in such calendar quarter in which the Employee was so employed, and FURTHER, PROVIDED, that if and to the extent that the Employer takes a restructuring or other one-time charge against its earnings (a "Charge") in the first or second calendar quarter of 2001, such Charge shall not be included in the calculation of EBITDA for all purposes herein. No later than two (2) weeks following the Employer's filing of a Form 10-K with the Securities and Exchange Commission (or such earlier date when the Employer shall have made a final and definitive public announcement of the Employer's earnings for the prior Year), the Employer shall

                    (A) pay the Employee, in cash, an amount equal to one
               percent (1%) multiplied by the EBITDA (if positive) (such product being the Bonus Product) (notwithstanding the actual calculation of the Bonus Product for calendar year 2001, the amount payable to the Employee pursuant to this Section 3(c)(ii)(A) shall be no less that Seventy-Five Thousand Dollars ($75,000), plus

                    (B) issue to the Employee that number of options to purchase common stock of the Employer ("Performance Options") determined as follows: the product of (a)(1) Bonus Product multiplied by (2) 2.5, divided by (b) the closing price ("Closing Price") of Employer common stock ("Common Stock") on the New York Stock Exchange ("NYSE") on the date of the issuance of the Performance Options.

               (iii) The Performance Options shall be so-called non-qualified options and shall be granted pursuant to the terms of the HA-LO Industries, Inc. 1997 Stock Plan (Amended and Restated) or the HA-LO Industries, Inc. 2000 Stock Option Plan (or a successor plan thereto) (such plan being the "Stock Plan"). The Performance Options granted shall be reflected more particularly by an option agreement in a form generally executed by all option holders (the "Option Agreement"), a copy of which is attached hereto as Annex A.

               (iv) The Performance Options shall be fully vested upon issuance.

               (v) Subject to the terms of the Stock Plan regarding vesting and exercise in the event of the termination of Employee's employment, the Performance Option shall terminate ten (10) years after the date of grant.

               (vi) The Performance Options shall have an exercise price equal to Closing Price on the date of the issuance of the Performance Options.

               (vii) In the event of the sale or disposition by the Employer during the Term of any subsidiary or division (a "Sale Unit") (other than a sale or disposition to a wholly owned subsidiary of the Employer), notwithstanding the determination of EBITDA by the Accountants, an amount, positive or negative, shall be added to EBITDA equal to the "Sale Unit EBITDA Factor." For purposes hereof, the Sale Unit EBITDA Factor shall equal the quotient of (A) the total purchase price of the Sale Unit, divided by (B) the EBITDA of the Sale Unit during the Year prior to the sale of the Sale Unit by the Employer. Notwithstanding the foregoing, there shall be no additions to EBITDA pursuant to this subparagraph as a result of (i) any sale or disposition by the Employer of any of the following entities: Lipson Associates, Inc., CF NAPA Design, Inc., Market USA, Inc., Marusa Marketing, Inc., Marusa Financial Services Ltd. or Nerok Verifications Inc., or (ii) any interest income earned by the Employer upon the sales proceeds received following (and with respect to) the sale of a Sale Unit.

               (viii) Notwithstanding anything herein to the contrary, the Employee shall not be eligible to participate in any severance or termination pay plan or program or any stock option, restricted stock or other stock based plan or program available to any other employee (or group of employees) of the Employer.

          (d) OPTIONS. Pursuant to the Plan, on the Commencement Date, the Employee shall receive so-called non-qualified options to purchase nine hundred sixty thousand (960,000) shares of Common Stock; the options granted shall be reflected more particularly by an Option Agreement but in all cases subject to the following:

               (i) such options shall vest one-third (1/3) on the first anniversary of the Commencement Date, one-third (1/3) on the second anniversary of the Commencement Date, and one-third (1/3) on the third anniversary of the Commencement Date;

               (ii) subject to the terms of the Plan regarding vesting and exercise in the event of termination of Employee's employment, such options shall terminate ten (10) years after the date of grant;

               (iii) the options granted shall have an exercise price equal to the Closing Price as of the date set forth in the first paragraph of this Employment Agreement; and

               (iv) the options granted pursuant to this subsection 3(d) shall vest, in all circumstances, upon a Change of Control (as herein defined).

          (e) EIGHT DOLLAR OPTIONS. Pursuant to the Plan, the Employee shall receive options to purchase four hundred thousand (400,000) shares of Common Stock to be granted as of the Commencement Date; the options granted shall be reflected more particularly by an Option Agreement but in all cases subject to the following:

               (i) such options shall vest on the earlier to occur of (A) the date nine (9) years and nine (9) months from and after the Commencement Date, (B) the date (if any) on which the Closing Price equals or exceeds Eight Dollars ($8) per share of Common Stock for each of twenty (20) consecutive trading days of the Common Stock, (C) forty-five (45) days following the year-end which EBITDA of the Employer for a Year exceeds Thirty-Five Million Dollars ($35,000,000), or upon the occurrence of an event set forth in subsection (i), (ii) or (iii) of the definition herein of Change of Control from and after the nine (9) month anniversary of the date hereof, wherein the purchase price of Common Stock equals or exceeds Six Dollars ($6) per share;

               (ii) subject to the terms of the Plan regarding vesting and exercise in the event of termination of Employee's employment, such options shall terminate ten (10) years after the date of grant; and

               (iii) the options granted shall have an exercise price equal to the Closing Price as of the date set forth in the initial paragraph of this Employment Agreements.

          (f) SIGNING BONUS. Upon the execution of this Employment Agreement, in consideration of the Employer's promises hereunder, the Employer shall pay the Employee a signing bonus of Seventy-Five Thousand Dollars ($75,000).

     4. FRINGE BENEFITS. Subject to applicable law, and the rules and policies adopted by the Board from time to time, the Employer shall provide Employee with such non-performance related fringe benefits (including but not limited to group medical, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, sick leave plans, travel, or accident insurance, automobile allowance, and disability insurance), as are provided generally to the executive employees of the Employer, as a group.

     5. EXPENSE REIMBURSEMENT. Subject to the rules, policies and regulations of the Employer in effect from time to time and applicable to its employees, Employee shall be entitled to reimbursement by the Employer of the reasonable and customary travel, business entertainment and other business-related expenses incurred by him in carrying out his duties under this Employment Agreement.

     6. TERMINATION.

          (a) TERMINATION. The term of this Employment Agreement (the "Term") and Employee's employment hereunder shall commence as of the Commencement Date and, except as otherwise provided herein, shall terminate at the first to occur of any of the following events: (A) the mutual agreement of the Employer and Employee to so terminate this Employment Agreement, (B) the death or "disability" (as hereafter defined) of Employee, (C) the Employer's written election to terminate this Employment Agreement and Employee's employment hereunder "for Cause" (as hereafter defined) or not for Cause or (D) the Employee's written election to terminate this Employment Agreement and Employee's employment hereunder "for Good Reason" (as hereinafter defined) or without Good Reason, provided, however, that Employee may not terminate without Good Reason prior to the six (6) month anniversary of the date hereof.

          (b) DISABILITY DEFINED. As used in this Employment Agreement, the term "disability" shall mean any mental, physical or emotional disability or condition which shall last for a continuous period of one hundred and twenty (20) days or more, which disability prevents the Employee from substantially performing his duties hereunder. A disability shall be determined by a physician selected by the Board and reasonably acceptable to Employee who shall be a specialist in internal medicine.

          (c) "FOR CAUSE" DEFINED. As used in this Employment Agreement, the term "For Cause" shall mean any one or more of the following determined in the reasonable good faith judgment of the Board: (i) Employee's theft, embezzlement, fraud or misappropriation of funds, or conspiracy with others to cause same, (ii) any material breach of fiduciary duty, abuse of trust or other material act of dishonesty by Employee, or Employee's violation of any other material law or ethical rule relating to his employment, (iii) Employee's commission of or participation in a felony or other crime involving moral turpitude, (iv) an indictment or information is issued against Employer alleging criminal liability due to actions taken or failed to be taken by Employee without the consent of Employer's Board, which indictment or information is not dismissed with prejudice within one hundred and twenty (120) days thereafter, (v) upon Employee's breach of any material representation or covenant set forth in this Employment Agreement and failure to cure same within thirty (30) days following written notice by Employer, or (vi) gross misconduct or gross negligence in the performance of Employee's duties hereunder.

          (d) "FOR GOOD REASON" DEFINED. As used in this Employment Agreement, the term "for Good Reason" shall mean any one or more of the following: (i) any material reduction or change in the power or duties of Employee or reduction in Base Salary, (ii) a reassignment of Employee to a primary business location outside of the metropolitan Chicago area, or (iii) upon the occurrence of a Change of Control (as herein defined), so long as Employee notifies the Employer within thirty (30) days of the occurrence of the Change of Control of his termination of employment as a result thereof. For purposes hereof, a "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Employer, (ii) the Employer shall be merged or consolidated with another corporation and as a result of such merger of consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Employer shall sell all or substantially all of its operating assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as the result of, or in connection with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Employer, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the Employer, shall acquire more than fifty percent (50%) of the outstanding voting securities of the Employer (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

          (e) EFFECT UPON TERMINATION.

               (i) In the event the Term of this Employment Agreement is terminated by reason of death or disability, all rights, duties and obligations of the parties pursuant to this Employment Agreement shall terminate, except to the extent of (A) Employee's Base Salary, Guaranteed Bonus and unpaid business expenses otherwise payable pursuant to the terms of Section 3 hereof through the date of termination and (B) death or disability benefits receivable pursuant to the Employer's benefit plans.

               (ii) In the event the Term of this Employment Agreement is terminated (x) by the Employer for Cause or (y) by Employee other than for Good Reason, death or disability, (A) all duties and obligations of the Employer hereunder shall terminate, except to the extent of Employee's Base Salary, benefits and unpaid business expenses otherwise payable pursuant to the terms of Section 3 hereof through the date of termination and (B) all other rights and remedies of the Employer shall remain in full force and effect, including but not limited to rights arising from breach of contract.

               (iii) In the event that the Term of this Employment Agreement is terminated (x) by Employee for Good Reason or (y) by the Employer other than for Cause, all duties and obligations of Employee hereunder (other than pursuant to Sections 7 through 13) shall terminate and Employee shall be entitled to receive ("Severance") (A) an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000), payable in equal installments in accordance with the Employer's normal payroll practices (subject to applicable withholdings) during the two (2) year period following the date of termination, plus (B) an amount , in cash, equal to two percent (2%) multiplied by the EBITDA of the Employer, if positive, for the complete calendar quarters of the Employer which have occurred prior to the date of termination (the "Quarterly Product") (such quarterly EBITDA calculation to be determined by the Employer in accordance with GAAP consistently applied) and shall be payable by the Employer within thirty (30) days following the date of termination, plus (C) all options described in Section 3(d) hereof which are then unvested shall become immediately vested. The Employer shall cause its subsidiary, HMK International Holdings B.V., a corporation organized under the laws of the Netherlands, to guarantee the Severance payment payable with respect to any applicable termination which occurs during the first twelve (12) months of the Term (the "Guaranteed Severance"). All other rights and remedies of Employee shall terminate, Severance payments being Employee's sole payment.

          (f) SURVIVAL OF COVENANTS. Notwithstanding anything herein to the contrary, upon termination of the Term of this Employment Agreement for any reason, the provisions of this Section 6, and the terms and conditions of Sections 7 through 19 of this Employment Agreement, shall remain in full force and effect, and shall be binding on and enforceable against Employee and the Employer as though (for purposes of Sections 7 through 19) such termination had not occurred. Employee hereby acknowledges that his agreement to the survival of the terms and conditions of Sections 7 through 19 of this Employment Agreement constitute a material inducement to the Employer to enter into this Employment Agreement.

          (g) Upon the termination of employment of the Employee, for any reason, the Employee shall resign from the board of directors and as a officer of any Related Entity.

          (h) The Performance Bonus and the portion of Severance based upon quarterly EBITDA shall not be granted for any period from and after the occurrence of the Change of Control.

     7. EMPLOYEE'S REPRESENTATIONS. Employee hereby represents and warrants to and with the Employer that Employee is not bound by or subject to, and that he has not entered into, any covenants, agreements or restrictions which would be breached or violated by Employee's execution of this Employment Agreement or by Employee's performance of his duties hereunder. Employee further represents and warrants to and with Employer that, as of the date hereof, he has not breached or violated any representation, warranty, covenant or agreement set forth in this Employment Agreement, and as of the date hereof there does not exist any breach or violation of any representation, warranty, covenant or agreement set forth in this Employment Agreement. Employee expressly agrees and acknowledges that it is the policy of the Employer to abstain from the improper use and disclosure of the property rights, trade secrets and confidential information of any other party and Employee agrees that it is a material inducement to Employer's execution of this Employment Agreement that Employee agrees to abide by such policy.

     8. CONFIDENTIALITY. Employee acknowledges that by virtue of his employment with Employer as a key member of senior management, he will be exposed to or will have access to confidential information regarding the business of the Related Entities of the most sensitive nature, including but not limited to, trade secrets and proprietary information, all of which are proprietary to Related Entities. Employee further acknowledges that it would be possible for an employee, upon termination of his association with Employer, to use the knowledge or information obtained while working for or with Employer to benefit other individuals or entities. Employee acknowledges that the Related Entities have expended considerable time and resources in the development of certain confidential information used in connection with their respective business, including without limitation business strategies and goals, accounting methodology, pricing systems, advertising brochures and materials, graphic and other designs, client and client prospect lists or records, client information, use and utilization of copyrights, confidential information and trade secrets of third parties, marketing techniques and, generally, the confidential information of Employer which gives, or may give, Employer an advantage in the marketplace against its competitors (all of the foregoing being herein referred to collectively as "Proprietary Information"), and which have been disclosed to or learned by Employee solely for the purpose of Employee's employment with Employer. Employee acknowledges that Employer's Proprietary Information constitutes a proprietary and exclusive interest of Employer and, therefore, Employee agrees that during the Term and thereafter Employee shall hold and keep secret the Proprietary Information as described herein and the confidential information of the clients of the Related Entities which Employee has learned in his capacity as an employee of Employer (the "Client Information"), as to which Employee is now or any time during his employment shall become informed, and Employee shall not directly or indirectly disclose any Proprietary Information or Client Information to any person, firm, court, governmental agency or corporation or use the same except in connection with the business and affairs of Employer.

     9. NON-COMPETITION. Employee covenants that during the Term and for a period of two (2) years after the termination thereof for any reason whatsoever, Employee shall not, directly or indirectly, in the 50 states of the United States, on his own account, or as an employee, consultant, agent, partner, joint venturer, owner or officer of any other person, firm, partnership, corporation or other entity, or in any other capacity, in any way conduct, engage in, or aid or assist anyone in the conduct of a business, directly or indirectly, competitive with that of any Related Entity or in a capacity in which it is likely that Employee will disclose Employer's Proprietary Information.

     10. NON-SOLICITATION. Employee covenants that during the Term and for a period of two (2) years after the termination thereof, for any reason whatsoever, Employee shall not, directly or indirectly, as an employee, agent, salesman or member of any person, corporation, firm or otherwise call upon, solicit, enter into, become employed by or engage in the business conducted by a Related Entity with a customer or prospective customer of a Related Entity (a) with which customer or prospective customer Employee had direct or indirect contact as an employee of Employer, or (b) regarding which customer or prospective customer Employee had learned, or become aware of, Employer's Proprietary Information. For purposes of this Agreement, the term "prospective customer" shall mean any person, corporation or other entity to whom a Related Entity has made a written or oral presentation or proposal within the eighteen (18) month period prior to the date of the termination of employment.

     11. NON-DISTURBANCE OF EMPLOYEES; NON-DISPARAGEMENT. Employee covenants that during the Term and for a period of two (2) years after the termination thereof, for any reason whatsoever, Employee shall not, directly or indirectly, as an employee, agent, salesman or member of any person, corporation, firm or otherwise (a) hire or solicit for hire any employee or agent of a Related Entity or make such other contact with the employees or agents of Employer or Related Entity, the product of which contact will or may yield a termination of the employment or agency relationship of such employees or agents from a Related Entity, or (b) make or cause others to make, whether in writing or orally, disparaging statements or inferences with respect to the Employer or a Related Entity, their respective business, officers or shareholders.

     12. RETURN OF MATERIALS. Employee will, at any time upon the request of Employer, and in any event upon the termination of his employment, for whatever reason, immediately return and surrender to Employer originals and all copies of all records, notes, memoranda, electronic files, personal computers, computer discs, computer equipment, telephones, price lists, client and client prospects lists, business plans, recordings and other documents and other property belonging a Related Entity, created or obtained by Employee as a result of or in the course of or in connection with Employee's employment with Employer hereunder. Employee acknowledges that all such materials are, and will always remain, the exclusive property of such Related Entity.

     13. INVENTIONS AND OTHER MATTERS. Employee agrees that all ideas, inventions, artwork, images, designs, concepts, discoveries or improvement (collectively the "Inventions") which Employee, individually or with others, may originate or develop (or has heretofore originated and developed) while employed with Employer, relating to the Business or any other business actually engaged in by a Related Party during the Term, or a Related Entity's actual or demonstrably anticipated research or development, shall belong to and be the sole property of such Related Entity. Employee further agrees to promptly disclose each such Invention to the Employer and to execute such applications, assignments and other documents as may be necessary or convenient to vest in the Employer (or such Related Entity) full title to each such Invention and as may be necessary or convenient to obtain United States and foreign patents, copyrights and trademarks thereon to the extent the Employer may so choose.

     For purposes of this Agreement, an Invention shall be deemed to have been made during the period of the Employee's employment if, during such period, the Invention was conceived, in part or in whole, or first actually reduced to practice, and the Employee agrees that any patent, trademark or copyright application filed within six (6) months after termination of his employment shall be presumed to relate to an Invention made during the term of his employment unless Employee can provide evidence as to the contrary.

     This Section 13 shall not apply to an invention for which no material equipment, supplies or facility, and no confidential information or other trade secret information, of a Related Entity was used and which was developed, consistent with this Agreement, entirely on Employee's own time.

     14. REVISION. In the event that any of the provisions, covenants, warranties or agreements in Sections 7 through 13, inclusive, of this Employment Agreement are held to be in any respect an unreasonable or unenforceable restriction or otherwise invalid, for whatsoever cause, then the court so holding shall reduce, and is so authorized to reduce, the territory to which it pertains and/or the period of time in which it operates and/or the scope of activity to which it pertains or effect any other change to the extent necessary to render such provision, covenant, warranty or agreement reasonable, enforceable and valid.

     15. INDEMNIFICATION. The Employer will indemnify the Employee to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or pursuant to the Certificate of Incorporation and Bylaws of the Employer, whichever affords the greater protection to the Employee. The Employer will obtain and maintain customary directors and officers liability insurance covering executive employees of the Employer.

     16. COOPERATION. The Employee will, with reasonable notice during or after the Term, furnish information as may be in his possession and cooperate with the Employer as may reasonably be requested in connection with any claims or legal action in which any Related Entity is or may be a party.

     17. ARMS LENGTH NEGOTIATION. The Employer and the Employee acknowledge that this Agreement was a result arms lengths negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Employment Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against a drafting party shall not be applicable to this Agreement.

     18. SECTION 280G. Notwithstanding any provisions of this Agreement to the contrary, in the event that (i) the aggregate payment or benefits be made or afforded to the Employee under this Employment Agreement or from the Employer in any other matter (the "Termination Benefits") would be deemed to include an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code, as amended, or any successor thereto (the "Code"), and (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1) less than an amount equal to three (3) times the "Employee Base

Amount" as determined in accordance with such Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by Employee thereon by Section 4999 of the Code, then the Termination Benefits under this Agreement shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. The application of said Section 280G, and the allocation of the reduction required by this Section shall be determined by the Employer's regularly engaged Accountants.

     19. GENERAL PROVISIONS.

          (a) SEVERABILITY. Each of the terms and provisions of this Employment Agreement is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

          (b) BINDING AGREEMENT. This Employment Agreement shall be binding upon the parties, their heirs, successors, personal representatives and assigns. The Employer may assign this Employment Agreement to its successors in interest to the business, or part thereof, of the Employer, provided that the assignee assumes all of the liabilities of the assignor hereunder. Employee may not assign any of his obligations or duties hereunder.

          (c) CONTROLLING LAW AND JURISDICTION. This Employment Agreement shall be governed by and interpreted and construed according to the laws of the State of Illinois. Employee and the Employer hereby consent to the sole and exclusive jurisdiction of the state and federal courts in Illinois in the event that any disputes arise under this Employment Agreement.

          (d) ATTORNEYS FEES. In the event of a dispute between the parties hereto relative to this Employment Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and expenses.

          (e) ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with regard to the subject matter hereof, and may not be changed orally, but only by an agreement in writing signed by the parties hereto.

          (f) FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Employment Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of the Employment Agreement.

          (g) HEADINGS. All numbers and Section headings are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any such Section.

          (h) NOTICES. All notices which are required, permitted or contemplated hereunder to be given or made shall be given or made in writing by certified mail (return receipt requested) to the Employer at 5980 West Touhy Avenue, Niles, Illinois, 60174, Attention: Chairman of the Board, and to Employee at the last address shown in Employee's personnel file.

          (i) GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

          (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          (k) CHANGES IN CAPITALIZATION. The number of shares of Common Stock covered by each option or share of Common Stock, as well as the price per share of Common Stock (whether covered by each option) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     WHEREFORE, the parties have executed this Agreement on the date and year first above written.

                                       HA-LO INDUSTRIES, INC.


                                       By: ---------------------------------
                                             Its: --------------------------


                                       -------------------------------------
                                       Marc S. Simon



                                    GUARANTY


     For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, HMK International Holdings B.V., a corporation organized under the laws of the Netherlands, in order to induce Marc S. Simon ("Employee") to enter into and perform that certain Employment Agreement of even date herewith by and between HA-LO Industries, Inc., a Delaware corporation ("Employer") and Employee (the "Employment Agreement"), does hereby jointly and severally guaranty to the Employee the payment when due of the Guaranteed Severance (as defined in the Employment Agreement).


                                       HMK INTERNATIONAL HOLDING B.V.

                                       By:      HA-LO INDUSTRIES, INC.


                                       By:  ----------------------------------
                                            Its: -----------------------------

                                                 Dated: ----------------------



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